UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Prudential Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Video Message to Shareholders

Karl J. Krapek, Lead Independent Director, Prudential Financial, Inc.

Transcript

March 24, 2015

I am Karl Krapek, lead independent director on Prudential Financial’s board. The entire Prudential board takes its role as stewards of the company very seriously. Our oversight of capital deployment, talent management, and monitoring risks and controls are some of the critical elements of the Board’s duties. The Board’s objectives are to achieve sustainable operating and financial performance with integrity to deliver long-term value for our shareholders.

I want to take this opportunity to share with you information about several aspects of our Board, specifically:

1.	our board’s structure

2.	my role as lead independent director and,

3.	the board’s view regarding board governance

Prudential’s board leadership structure consists of a Lead Independent Director, a Chairman, who is also the company’s CEO, strong committee chairs, and knowledgeable and insightful committee members.

Our non-executive board members, of which there are ten, are independent –we are not Prudential employees and we have minimal or no business dealings with the company to avoid potential conflicts of interests.

This is important to our shareholders - both the Board and Prudential’s senior management believe that strong, independent Board leadership is a critical aspect of effective corporate governance.

Lead Independent Director Role

As the Lead Independent Director, I work with the other independent directors to oversee management.

To that end, the other independent directors and I generally meet in executive sessions before and after each regularly scheduled Board meeting. In addition, I serve as a liaison between the Chairman and the independent directors.

When I believe it is appropriate, I am authorized to retain outside advisors and consultants to report directly to the Board of Directors on issues important to the board.

Board Governance

I would also like to share the Board’s view regarding board governance and why we believe that our philosophy and practices serve the interests of our stakeholders.

First, let me address our board’s composition and succession planning or board refreshment.

Our company’s business is international and multi cultural. Diversity is a cornerstone value and priority for the Board. Having a diverse Board is of critical importance to provide effective corporate governance.

We maintain a long-term approach to board refreshment, with an established age limit for all Board members. When seeking new Board members, our Governance Committee places a priority on diverse individuals with demonstrated ability to identify trends that will impact Prudential’s competitive standing and long-term business opportunities.

Board Effectiveness

The Board recognizes that constructive board evaluation is an essential component of good governance.

Our Corporate Governance and Business Ethics Committee reviews each individual director on a variety of factors, including attendance, participation in the work of the board and overall contribution to the board.

In order to add greater rigor to the process, the Committee works with an experienced third-party consultant to complement internal efforts by introducing an objective perspective and by contributing specialized skills and knowledge of best practices.

I hope this short video gives you a good perspective on our board’s priorities and how we operate. I know I speak for Prudential’s entire board when I say that we look forward to working on your behalf to achieve long-term performance and value at Prudential. Thank you for your past support of our leadership.